Exhibit 10.1

John D. Ferrell

Executive Vice President, HR

CONMED Corporation

11311 Concept Blvd.

Largo, FL 33773

May 28, 2026

John Gallagher

331 Indian Trail Drive

Franklin Lakes, NJ 07417

RE: Offer of Employment between John Gallagher and CONMED Corporation (“CONMED”)1

Dear John,

I am pleased to provide this written offer to have you join CONMED as Chief Financial Officer. As we have discussed, this offer is contingent on formal approval by the Compensation Committee and Board of Directors, and your written acceptance of the terms and conditions included in this offer letter (the “Agreement”):

1. Position. Your position will be Executive Vice President, Chief Financial Officer, based Remotely and reporting to Pat Beyer, President and Chief Executive Officer.

2. Effective Date. We anticipate a start date of July 6, 2026, unless otherwise agreed (“Effective Date”).

3. Base Salary. Beginning on the Effective Date, your annual base salary will be $650,000.00/year, paid semi-monthly (or otherwise in accordance with the CONMED’s regular payroll practices).

4. Annual Bonus. You will be eligible to participate in our Executive Bonus Plan (as it may be amended from time to time). Your target annual bonus is 85% of your base salary. Actual bonus amounts earned, if any, are determined in CONMED’s sole discretion. This bonus is subject to the terms and conditions of our Executive Bonus Plan; a copy of CONMED’s current Executive Bonus Plan is being provided to you with this Agreement. Your 2026 bonus will be prorated based on (A) the target bonus multiplied by (B) a fraction equal to the number of calendar days serving as the Executive Vice President, Chief Financial Officer divided by 365 days.

5. Bonus. Provided that you are employed in good status on December 31, 2026, you will be paid a one-time bonus of $34,750, which shall be subject to applicable withholdings and deductions.

[1]	Any reference to CONMED shall mean CONMED Corporation and its aﬃliated entities.

6. Long-Term Incentive Compensation.

a) As of the Effective Date, you will be awarded an equity grant with a grant value of $2,300,000 comprised of 50% Restricted Stock Units (“RSUs”), 25% Performance Stock Units (at target) (“PSUs”) and 25% Stock Options. All equity awards will be subject to the terms of 2025 Long-Term Incentive Plan (as it may be amended or superseded from time to time, the “Long-Term Incentive Plan”) and the applicable award agreements evidencing such awards, which shall contain the terms and conditions of the awards, including the vesting provisions, and which shall control in the event of a conflict with this Section.

b) As of the Effective Date, in order to make you whole for certain equity awards that you are forfeiting from a prior employer, subject to the approval of the Compensation Committee, you will be awarded a one-time grant of RSUs with a grant value of $1,500,000 (the “Make-Whole RSUs”). The Make-Whole RSUs will vest in three substantially equal installments on each of the first three anniversaries of the Effective Date and will be subject to the terms of the Long-Term Incentive Plan and the award agreement evidencing such award, which shall control in the event of a conflict with this Section.

c) In addition, during your employment with CONMED, you will be eligible to participate in CONMED’s Long-Term Incentive plan in a manner consistent with other senior leaders of the Company. The Company generally makes annual grants in March of each calendar year (which grant timing is subject to change). Subject to approval of the Compensation Committee and subject to your continued employment, on or around March 1, 2027, you will be granted long-term incentive awards for the 2027 ﬁscal year comprised of PSUs, Options and RSUs as determined by the Compensation Committee.

d) As an executive leader at CONMED, you will be subject to the Equity Ownership Guidelines established by the Board and other policies applicable to holding CONMED equity, as in effect from time to time.

7. Classification and Location. This is a full-time, exempt position. You will be expected to travel as necessary or requested to fulfill your responsibilities. Your employment is at-will and may be terminated by either party at any time, with or without cause.

8. Paid Time Off (“PTO”) Policy. At CONMED we believe in the philosophy of employees working hard and living fully. CONMED’s exempt PTO policy gives employees the opportunity to work or take time off as they see ﬁt, so long as the employee continues to achieve performance expectations set with their manager.

9. Employee Beneﬁts; Policies. You will be entitled to participate in all employee beneﬁts that CONMED has adopted or may adopt, maintain or contribute to for the beneﬁt of its executives at a level commensurate with your position subject to satisfying any applicable eligibility requirements, as such benefit plans may be in effect or amended from time to time. You will be eligible to participate in CONMED’s 401(k) plan under the same terms as other participating employees. This plan currently provides a company match up to 7% of your eligible compensation, not to exceed $10,000 per year. You agree that, while employed by CONMED, you will operate with the utmost integrity and comply with all Company policies, practices and procedures and codes of ethics or business conduct, as in effect from time to time.

10. Severance. You will be eligible to participate in the CONMED Corporation Executive Severance Plan at the “Senior Executive Level” in accordance with the terms of such plan, as it may be amended and in effect from time to time.

11. Covenants.

a) Protection of Conﬁdential Information. During the term of employment and thereafter, you will (i) hold all Confidential Information in strict confidence and take all reasonable precautions to protect it from disclosure, (ii) not use or disclose such Confidential Information except as necessary to perform your duties for CONMED or as expressly authorized in writing by CONMED, and (iii) you will not, directly or indirectly, disclose or otherwise communicate Confidential Information to anyone outside of the CONMED or use Confidential Information for yourself or otherwise, either during or after the period of your employment (except as required for the proper performance of your regular duties for the Company). For purposes of this Agreement, “Confidential Information” means all non-public, proprietary, or confidential information of the CONMED, whether disclosed orally, electronically, or in writing, that you obtain or develop in the course of employment. Confidential Information includes, without limitation: financial statements (including forecasts, budgets, and liquidity analyses); earnings data and guidance; capital structure and financing arrangements; merger, acquisition, and divestiture plans; investor relations strategies; internal controls, audit materials, and compliance matters; tax strategies; pricing, cost, and margin data; supplier and customer information; intellectual property, trade secrets; business plans; strategic initiatives; Board and committee materials; and any other information that derives independent economic value from not being generally known. Upon termination of employment or upon CONMED’s request at any time, you shall promptly return or destroy (at CONMED’s direction) all documents, files, records, and other materials, whether in physical or electronic form, containing Confidential Information, including all copies, summaries, and extracts, and certify compliance upon request.

b) Non-Competition. During your employment with CONMED and for the period one (1) year immediately following termination of your employment with CONMED for any reason (the “Restricted Period”), you will:

i) not anywhere in the United States or any other country in which CONMED operates, directly or indirectly (whether as principal, agent, independent contractor, employee or otherwise), own, manage, organize, operate, join, control or otherwise carry on, participate in the ownership, management, organization, operation or control of, or be engaged in or concerned with, any business competitive with that of CONMED (a “Competing Business”), provided that you will not be prohibited from owning less than 5% of any publicly traded corporation, whether or not such corporation is in competition with CONMED;

ii) inform any person who, or entity which, seeks to engage your services that you are bound by this Section and the other terms of this Agreement; and

iii) not (x) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any known customer or any individual or entity speciﬁcally identiﬁed as, and known to be, a prospective customer of CONMED to transact any Competing Business or to reduce or refrain from doing any business with CONMED, or (y) knowingly interfere with or damage (or attempt to interfere with or damage) any relationship between CONMED and any such customer or prospective customer.

c) Non-Solicitation. During the Restricted Period, you will not solicit, aid or induce (directly or indirectly, on your own behalf or on behalf of any individual or entity other than CONMED) any then current employee, representative or agent of CONMED to leave such employment or retention or to accept employment with or render services to or with any other person, ﬁrm, corporation or other entity unaﬃliated with CONMED or hire or retain any such employee, representative or agent, or take any action to assist or aid any other person, ﬁrm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.

d) Non-Disparagement. While you are employed by CONMED and at all times thereafter, you agree not to make negative comments or otherwise disparage CONMED or any of its oﬃcers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business interests, business reputation or personal reputation. Notwithstanding the foregoing, nothing herein shall prevent you from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements, or limit or restrict your right to make disclosures of information as otherwise provided in subsection (e) below.

e) Protected Activity. Notwithstanding anything herein to the contrary, this Agreement shall not limit your rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to ﬁle a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and you do not need CONMED’s permission to do so. In addition, it is understood that this Agreement shall not require you to notify CONMED of a request for information from any governmental entity or self-regulatory authority that is not directed to CONMED or of your decision to ﬁle a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, you must inform such governmental entity or self-regulatory authority that the information you are providing is conﬁdential. You further understand that you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided that, notwithstanding this immunity from liability, you understand that you may be held liable if you unlawfully access trade secrets by unauthorized means. Nothing in this Agreement shall be deemed a waiver of any applicable privilege, including the attorney-client privilege and attorney work product doctrine. The Company reserves all rights to assert such privileges. For the avoidance of doubt, this provision does not limit or restrict your rights under applicable law to communicate with any governmental entity or self-regulatory authority, including providing documents or information.

f) Remedies. If you commit a breach of, or threaten to breach any of the provisions of this Section, in addition to CONMED’s rights to terminate any and all of its obligations hereunder, CONMED will have the right to an injunction or order of speciﬁc enforcement, without necessity of posting a bond or providing independent evidence of irreparable injury, by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to CONMED, and that money damages will not provide an adequate remedy to CONMED. You and CONMED recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of agreements similar to those contained in this Section. It is the intention of you and CONMED that the provisions of this Section will be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought. You and CONMED further agree that, in the event that any provision of this Section is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

g) Tolling. In the event of any violation of the provisions of this Section, you acknowledge and agree that the post-termination restrictions contained in this Section will be extended by a period of time equal to the period of such violation, it being the intention that the running of the applicable post-termination restriction period will be tolled during any period of such violation.

h) Survivability. The obligations contained in this Section will survive the termination of your employment with CONMED and will be fully enforceable thereafter.

i) Acknowledgement. You speciﬁcally acknowledge and agree that the restrictions in this Section are necessary and reasonable for the protection of CONMED’s trade secrets, Confidential Information and customer goodwill.

12. Applicable Law; Choice of Forum

a) Excepting any claim for beneﬁts under any employee beneﬁt plan in which you are a participant (which claims shall be determined in accordance with the terms of such plan), to the fullest extent permitted by law, all claims that you may have against CONMED or any other controversy arising under, or otherwise relating to, the terms of your employment with and services rendered by you to CONMED shall be governed by, and construed exclusively in accordance with, the laws of the State of New Jersey.

b) The federal or state courts in New Jersey shall have exclusive jurisdiction (and shall be the exclusive forum) in the event of any claim or dispute you may raise or assert arising under or relating to the terms of your employment with and services rendered by you to CONMED.

c) CONMED shall be free to bring any suit or claim relating to the enforcement of the terms of this Agreement in any court of competent jurisdiction.

d) THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THIS AGREEMENT.

13. Forfeiture; Recoupment of Incentive Compensation. All annual, long-term and other incentive compensation hereunder or pursuant to any plan, program or other agreement in which you are a participant or a party shall be subject to cancellation, forfeiture and recoupment by CONMED, and shall be repaid by you to CONMED, to the extent required by law, regulation or stock exchange listing requirement, or as may be required pursuant to any Company corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time. You acknowledge that you are subject to the CONMED Corporation Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation and will execute an acknowledgement provided to you by CONMED to that effect.

14. Miscellaneous.

a) Entire Agreement; Amendments; No Waiver. This Agreement supersedes all previous agreements whether written or oral between you and CONMED and constitutes the entire agreement and understanding between CONMED and you concerning the subject matter hereof. If, and to the extent that, any other written or oral agreement between you and CONMED is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall apply. No modiﬁcation, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized oﬃcer of CONMED. Failure of any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

b) Employment Eligibility. This Agreement is contingent upon CONMED’s completion of satisfactory background and reference checks, as well as its verification of your eligibility for employment within three business days of the Effective Date pursuant to the Immigration Reform and Control Act.

c) Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of CONMED any confidential or proprietary information of a third party without that party’s consent.

d) Successors and Assigns. This Agreement is binding upon and shall inure to the beneﬁt of you and your heirs, executors, assigns and administrators of your estate and CONMED and its successors and permitted assigns. You may not assign or transfer to others the obligation to perform your duties hereunder. The Company may not assign this Agreement other than to an affiliate or to a successor to all or substantially all of its business.

e) Withholding. All payments made by CONMED under this Agreement shall be reduced by any tax or other amounts required to be withheld by CONMED to the extent required by applicable law.

f) Construction. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or CONMED.

g) Counterparts. This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument. This Agreement may be executed by a signature delivered by facsimile or in e-mail/PDF or other electronic format.

John, congratulations on being offered the position of Chief Financial Officer. We are very excited to have you join us.

Sincerely,

John D. Ferrell
Executive Vice President, HR